Exhibit 10.42

NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of [•], 2020 (the “Grant Date”), by and among SUN COUNTRY AIRLINES HOLDINGS, INC. (f/k/a SCA Acquisition Holdings, LLC) (the “Company”), and [NAME] (the “Optionee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s Equity Incentive Plan (the “Plan”)), has granted to the Optionee, effective as of the date of this Agreement, an option under the Plan to purchase a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Articles V and IX). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan and in Annex I attached hereto.

Section 2. Option; Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Option”) to purchase Shares pursuant to the Tranche A option (the “Tranche A Option”) and the Tranche B option (the “Tranche B Option”), at the price per Share (the “Option Price”) and in the amounts set forth on the signature page hereto. Payment of the Option Price may be made in the manner specified by Section 5.9 of the Plan. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section 8 of this Agreement, the Option shall remain exercisable as to all Vested Options (as defined in Section 4) until the expiration of the Option Term (as defined in Section 3). Except as otherwise provided in Section 4 of this Agreement, upon a Termination of Relationship, the unvested portion of the Option (i.e., that portion that does not constitute Vested Options) shall terminate.

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have been terminated sooner in accordance with the terms of the Plan (including, without limitation, Section 5.7 of the Plan) or this Agreement.

Section 4. Vesting. Subject to the Optionee’s continued employment or other service relationship with the Company or its Subsidiaries through each applicable vesting date, the Option shall become non-forfeitable (when the Option becomes non-forfeitable, a “Vested Option”) and shall become exercisable according to the following provisions:

(a) Twenty-five percent (25%) of the Tranche A Option shall become a Vested Option and shall become exercisable on each of the first four (4) anniversaries of the [VESTING COMMENCEMENT DATE]; provided, however, that the entire Tranche A Option shall immediately become a Vested Option and shall become exercisable upon a Change in Control and shall remain outstanding pursuant to the provisions of Section 8(a).

(b) The Tranche B Option shall become a Vested Option and shall become exercisable as follows:

(i) Thirty three percent (33%) of the Tranche B Option shall become a Vested Option and shall become exercisable upon a Change in Control only if the Apollo Holders have achieved a Cash MOIC of three (3.0), as calculated by the Committee;

(ii) One hundred percent (100%) of the Tranche B Option shall become a Vested Option and shall become exercisable upon a Change in Control only if the Apollo Holders have achieved a Cash MOIC of five (5.0), as calculated by the Committee; and

(iii) Vesting of the Tranche B Option in respect of achievement between a Cash MOIC of three (3.0) and a Cash MOIC of five (5.0) will be linearly interpolated.

(iv) The Committee will, in good faith, consider IRR in the vesting of the Tranche B Option if there is a Change in Control at an earlier than anticipated date.

(v) In the event that 100% of the Tranche B Option has not become a Vested Option prior to or at the time of the effectiveness of an IPO (the “IPO Effective Date”), on each MOIC Test Date the unvested portion of the Tranche B Option shall automatically become a Vested Option to the extent set forth in the following table under the heading “Vested Amount of Tranche B Option”:

Months Post IPO (“MOIC Test Date”)	% of Tranche B Option Eligible to Be Vested	Vested Amount of Tranche B Option
		3.0x TRMOIC		5.0x TRMOIC
12	25%	7.5%	to	25%
18	37.5%	11.25%	to	37.5%
24	50%	15.0%	to	50%
30	62.5%	18.75%	to	62.5%
36	75%	22.5%	to	75%

(c) Vesting of the Tranche B Option in respect of achievement between a TRMOIC of three (3.0) and a TRMOIC of five (5.0) will be linearly interpolated. On each MOIC Test Date, the percentage of the Tranche B Option that becomes a Vested Option on that date will be added to the percentage of the Tranche B Option that became a Vested Option prior to the applicable MOIC Test Date; provided, however, that on any given MOIC Test Date, the total percentage of the Tranche B Option that may be a Vested Option shall not exceed the percentage shown for the applicable MOIC Test Date under the column heading “5.0x TRMOIC”. Notwithstanding anything contained herein to the contrary, the Option shall cease vesting as of the date of the Optionee’s Termination of Relationship with the Company or any of its Subsidiaries for any reason and no portion of the Option that is not a Vested Option as of such time shall become a Vested Option thereafter (i.e., the portion of the Option that is not a Vested Option shall be forfeited immediately); provided, that, in the event that the Optionee experiences a Termination of Relationship for Cause, all Options then held by the Optionee (whether vested or unvested) shall immediately be forfeited.

Section 5. Restrictive Covenants. Without limiting the generality of Section 1, the Optionee acknowledges and agrees that by accepting the Options issued hereunder, the Optionee shall be bound by, and shall abide by the Restrictive Covenants

Section 6. Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 8 of this Agreement, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Upon the exercise of an Option, to the extent such Optionee is not then a party to the Stockholders’ Agreement, the Optionee shall deliver to the Company an Adoption Agreement, in form and substance satisfactory to the Committee, pursuant to which the Optionee agrees to become a party to the Stockholders’ Agreement.

Section 7. Optionee’s Employment or Other Service Relationship. Nothing in the Option shall confer upon the Optionee any right to continue the Optionee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Optionee’s compensation at any time. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the Option does not form part of the Optionee’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

Section 8. Termination.

(a) Upon a Termination of Relationship, the unvested portion of the Option shall automatically terminate without consideration and shall become null and void and be of no further force and effect. Following a Termination of Relationship, other than a Termination of Relationship by the Company or any of its Subsidiaries or Affiliates for Cause (in which case the Option, whether vested or unvested, shall automatically terminate without consideration and shall become null and void and be of no further force and effect), the vested portion of the Option shall automatically terminate without consideration and shall become null and void and be of no further force and effect upon the earliest of:

(i) The tenth anniversary of the Grant Date;

(ii) The first anniversary of any Termination of Relationship of the Optionee due to the Optionee’s death or by the Company or any of its Subsidiaries or Affiliates due to the Optionee’s Disability; and

(iii) The 90th day following any Termination of Relationship.

(b) As more fully described in the Stockholders’ Agreement, Option Shares acquired upon the exercise of Vested Options may be repurchased by the Company following a Termination of Relationship as follows:

(i) If the Termination of Relationship of the Optionee is by the Company without Cause or due to the Optionee’s Disability, due to the Optionee’s death, or by the Optionee for any reason (other than at a time when the Company had Cause to terminate the Optionee’s employment or service) all of the Optionee’s Option Shares may be repurchased for their Fair Market Value as of the date of repurchase; and

(ii) If the Termination of Relationship of the Optionee is by the Company for Cause or at a time when the Company had Cause to terminate the Optionee’s employment or service or is due to the Optionee’s material breach of any restrictive covenant applicable to such Optionee, all of the Optionee’s Option Shares may be repurchased for the lesser of (x) the Option Price paid by the Optionee for such Option Shares and (y) the Fair Market Value of such Option Shares as of the date of repurchase.

(iii) Notwithstanding anything provided in Stockholders’ Agreement to the contrary, Fair Market Value for purposes of this Section 8(b) shall mean the fair market value of the Shares as of the last day of the fiscal quarter immediately preceding the delivery of the repurchase notice, which for all purposes will be deemed to equal the amount that would be received if the shares were sold in an all-cash transaction by a seller, with no compulsion to sell, to a willing buyer, with no compulsion to buy, who is not a member of the Company Group in an arm’s-length transaction, as determined by the Committee in good faith. For the avoidance of doubt, Fair Market Value shall not be reduced due to (A) any lack of liquidity attributable to a lack of a public market for the Option Shares, (B) the size of the Optionee’s holdings of such Shares, and (C) any minority interest.

Section 9. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

Sun Country Airlines Holdings, Inc.

2000 Avenue of the Stars, Suite 510 N

Los Angeles, CA 90067

Attention: Antoine G. Munfakh

Email: amunfakh@apollolp.com

and a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Brian P. Finnegan

Email: bfinnegan@paulweiss.com

If to the Optionee, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 10. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 11. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 12. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be impaired without the Optionee’s consent.

Section 13. Governing Law; Consent to Jurisdiction.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Notwithstanding anything to the contrary contained in any Service Agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof or any restrictive covenants to which the Optionee is subject to under any Service Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any restrictive covenants to which the Optionee is subject to under any Service Agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any restrictive covenants to which the Optionee is subject to under any Service Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or any restrictive covenants to which the Optionee is subject to under any Service Agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 15. Entire Agreement. This Agreement, the Plan (and the other writings referred to herein), and the Stockholders’ Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 16. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17. Enforcement. In the event the Company or the Optionee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 18. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

SUN COUNTRY AIRLINES HOLDINGS, INC.

By:
Name:
Title:

OPTIONEE

[NAME]

Residence Address:

Number of Shares

subject to Tranche A Option: [________]1

Number of Shares

subject to Tranche B Option: [________]2

Option Price for Tranche A Option: $326.71

Option Price for Tranche B Option: $326.71

[1]	38.5% of the Options granted
[2]	61.5% of the Options granted

[Signature Page to Non-Qualified Stock Option Agreement]

ANNEX I

DEFINITIONS

“Cash MOIC” means as of the date of a Change in Control or a MOIC Test Date, as applicable, the multiple equal to the ratio of (i) the amount of all actual Cash Consideration received by the Apollo Holders in connection with the disposition any Shares in any transaction(s) to (ii) the amount of the Apollo Holders’ Invested Capital; provided, however that for the purposes of this clause (ii), the amount of the Apollo Holder’s Invested Capital shall not be reduced by distributions.

“Cash Consideration” means any consideration received by the Apollo Holders in respect of Shares in the form of cash, cash equivalents or Marketable Securities (including the Shares themselves to the extent they become Marketable Securities). Cash Consideration shall include any Non-Cash Consideration that is converted to or becomes cash, cash equivalents or Marketable Securities, and any Non-Cash Consideration that Apollo elects to treat as Cash Consideration pursuant to the terms of this Agreement.

“Invested Capital” means, with respect to any holder of Shares, the amount of money and the initial book value of any property contributed to the Company by such holder in exchange for Shares, minus cumulative amounts distributed to the Apollo Holders in respect of their ownership interest in the Company. Any reference to the Invested Capital of a holder will include the Invested Capital of a predecessor holder of such holder’s Shares to the extent that the Invested Capital was made in respect of Shares transferred to such holder.

“IPO” means (a) the first offering of equity securities of the Company to the public, whether or not such offering is underwritten or (b) a listing of any equity securities of the Company on one or more stock exchanges.

“IRR” means, with respect to each Share, as of the date of a Change in Control, an actual annual pre-tax return of the specified percentage, compounded annually, on the Invested Capital relating to such Share. IRR with respect to each Share shall be calculated (1) assuming that (x) the Invested Capital relating to such Share was paid on the date it was issued, and (y) all cash amounts received (including dividends) in respect of such Share have been made on the date actually paid by the Company, and (2) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR proposed by the Company and reasonably acceptable to the Board).

“Marketable Securities” means shares of common stock of another entity or, following an initial public offering of Common Stock, Shares, in each case, that (i) are freely tradeable without violating any “lockup” agreements, other contractual restrictions, or federal, state, or local securities laws; and (ii) are listed on any of the New York Stock Exchange, Nasdaq Stock Market, or another United States or foreign traded public exchange reasonably acceptable to the Apollo. The value of Marketable Securities on any given MOIC Test Date shall be deemed to equal the volume weighted average trading price of such securities over the ninety (90) consecutive trading days immediately preceding such MOIC Test Date. For purposes of clause (i) above, Shares shall be treated as freely tradeable without violating any federal, state, or local securities laws if the Company is eligible to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) on Form S-3 (or any successor form) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (or any similar rule that may be adopted by the SEC) covering such Shares, and the Apollo Holders have the right to cause the Company to file such a registration statement covering such Shares.

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“MOIC Test Date” means each of the 12-month, 18-month, 24-month, 30-month and 36-month anniversaries of the date on which an IPO has been declared effective.

“Non-Cash Consideration” means any consideration received by the Apollo Holders in respect of Shares that is not in the form of Cash Consideration, including any contingent right to receive Cash Consideration on or at a future date or time. In the event of a Change in Control involving the acquisition of less than 100% of the equity securities beneficially owned by the Apollo Holders, the equity securities of the Company that are retained by the Apollo Holders shall be treated as Non-Cash Consideration.

“TRMOIC” means, if an IPO has been declared effective, as of the applicable MOIC Test Date, the multiple equal to the ratio of (i) the sum of (A) the amount of all actual Cash Consideration, plus (B) the then-current value of the Shares held by the Apollo Holders based on the volume weighted average price for the trailing ninety (90) consecutive trading days immediately preceding the applicable MOIC Test Date to (ii) the amount of the Apollo Holders’ Invested Capital; provided, however that for the purposes of this clause (ii), the amount of the Apollo Holder’s Invested Capital shall not be reduced by distributions.

* * *

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